                                                                   EXHIBIT 99.1



                  [LITHIUM TECHNOLOGY CORPORATION LETTERHEAD]

                                                                   NEWS RELEASE


FOR IMMEDIATE RELEASE
---------------------



                         LITHIUM TECHNOLOGY CORPORATION
                       PLANS UPCOMING SECONDARY OFFERING


PLYMOUTH MEETING, PENNSYLVANIA, OCTOBER 14, 1996 -- Lithium Technology Corporation (OTC Bulletin Board: LITH) today announced plans to conduct a secondary public offering of $7 to $10 million worth of common stock to continue its development program and manufacturing scale-up for lithium-polymer rechargeable batteries. A focused leader in advanced battery technology, Lithium's patented, low-cost manufacturing process is based on lightweight fiber webs for battery construction and continuous flow thin film coating and laminating methods. The Company is scheduled to file for registration shortly, with the stock offering anticipated for the 4th Quarter 1996 or 1st Quarter 1997.

With the announcement, Lithium has signed a letter agreement with a New York investment banking firm to underwrite the requisite number of shares of common stock on a firm commitment basis. The underwriting is subject to the satisfaction of a number of conditions, including the securing of a $2M private financing prior to the secondary offering, and the production of working cells from the Company's Demonstration Manufacturing Line. Under the terms of the letter, the underwriter will receive warrants and commissions standard for the size and nature of the proposed offering. The anticipated offering will be made only by means of a prospectus which shall be part of a Registration Statement filed with the Securities and Exchange Commission.

Proceeds from the upcoming sale will be used to further Lithium's accelerated production schedule, including capital equipment to upgrade the Company's Demonstration Manufacturing Line and working capital to complete the development of the Company's long run time Lithium-polymer batteries for notebook computers and wireless communications handsets. Lithium has a technology development and commercialization alliance with a Japanese Consortium consisting of Mitsubishi Materials Corporation and Mitsui & Co., Ltd.

Lithium Technology Corporation is developing a new generation of solid state rechargeable batteries for portable electronics devices. The Company's patented and proprietary technology uses high-performance fibers in composite battery structures and web carrier for manufacturing.

CONTACT:  Shareholder Relations
          Lithium Technology Corporation
          (610) 940-6090 Ext. 109